Exhibit 99.i.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Policyowners of

Massachusetts Mutual Life Insurance Company

Springfield, Massachusetts

We have audited the accompanying statement of assets and liabilities of each of the divisions of the Massachusetts Mutual Variable Life Separate Account I (“the Account”) as of December 31, 2003, and the related statements of operations and changes in net assets for each of the two years in the period ended December 31, 2003. These financial statements are the responsibility of the Account’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. Our procedures included confirmation of investments owned as of December 31, 2003 by correspondence with investment companies. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Account as of December 31, 2003, the results of its operations and its changes in net assets for each of the two years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

New York, New York

February 23, 2005